ESSA Bancorp
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Date:                 March 6, 2009
Contact:              Gary S. Olson, President & CEO
Corporate Office:     200 Palmer Street
                      Stroudsburg, Pennsylvania 18360
Telephone:            (570) 421-0531


                     ESSA BANCORP, INC. ANNOUNCES DIVIDEND,
                             PAYMENT TO STOCKHOLDERS


Stroudsburg, Pennsylvania, March 6, 2009 -- ESSA Bancorp, Inc. (the "Company") (NASDAQ Global MarketSM "ESSA") today announced the payment of a quarterly cash dividend of $0.04 per share of the Company's common stock. The dividend will be payable to stockholders of record as of March 16, 2009, and will be paid on March 30, 2009.

"ESSA's conservative, community-minded approach to banking has allowed us to continue to produce solid results," said Gary S. Olson, President and Chief Executive Officer of the Company. "We are very pleased to be in a position to offer our investors a dividend."

ESSA Bancorp, Inc. is the holding company for ESSA Bank & Trust, which has total assets of over $980 million and is the leading service-oriented financial institution head-quartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region's largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on the NASDAQ Global MarketSM under the symbol "ESSA."

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   Corporate Center: 200 Palmer Street, PO Box L, Stroudsburg, PA 18360-0160
                     Phone: 570-421-0531, Fax: 570-421-7158

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Forward-Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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